SPARTECH CORPORATION
THIRD QUARTER 2011 EARNINGS

Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Wednesday, September 7, 2011

SPARTECH ANNOUNCES THIRD QUARTER RESULTS
_________________________________

St. Louis, Missouri, September 7, 2011 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for its 2011 third quarter.

Third Quarter 2011 Financial Results

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Net sales of $291.7 million for the third quarter of 2011 increased 8% from the same period in 2010. The pass-through of higher raw material costs as selling price increases and a greater mix of higher-priced product more than offset a 1% decrease in volume.

•
Operating earnings excluding special items increased to $8.5 million for the third quarter of 2011 from $0.2 million in the prior year third quarter. During the third quarter of 2011, the Company reported $1.9 million of income from reversal of bad debts expense which was part of $7.9 million in bad debt expense reported in the third quarter of 2010 due to favorable developments on specific customers.

•
Reported diluted earnings per share from continuing operations was $0.10 in the third quarter of 2011 compared to a loss of $(0.12) per diluted share in the prior year third quarter. Excluding special items, diluted earnings per share from continuing operations was $0.10 compared to a loss of $(0.05) in the third quarter of of the prior year.

•
Cash flows from operations were $16.9 million for the third quarter of 2011 which included a $5.7 million decrease in working capital. The Company utilized cash flows from operations to pay down $13.6 million debt in the third quarter resulting in $164.6 million of debt at the end of the quarter.

Highlights

•
We made progress during the third quarter on our six key priorities: back to basics in operations, optimizing material usage, starting up new production lines to support organic growth, leveraging our new technology center, initiating a cross-unit business selling program, and engaging customers at multiple levels, all of which have an objective of improving profitability of the Company.

•
During the quarter, the Color & Specialty Compound segment's turnaround plans and focus on our key priorities that began in February 2011 started to have an impact and helped improve key metrics including customer on-time delivery and use of alternative materials. These improvements which are aligned with our back to basics in operations and optimizing material usage key priorities helped contribute to an increase in earnings for this segment.

•
The Custom Sheet & Rollstock segment has a renewed focus on back to basics in operations and optimizing material usage. Additionally, two new production lines started up in the quarter with capacity to produce differentiated specialty products to meet customer demand.

•
On July 28, 2011, Spartech held its official grand opening of its new Technology and Innovation Center in Maryland Heights, Missouri, for customers, suppliers, and other partners. Spartech's Technology Center will leverage advanced research and development expertise in material science, processing capabilities, and

SPARTECH CORPORATION
THIRD QUARTER 2011 EARNINGS

creative design to collaborate in developing sustainable solutions, promote cross functional selling opportunities, and expand on new product developments for organic growth.

Note: Please see the reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.

Spartech's President and Chief Executive Officer, Vicki Holt stated, “Although we are not satisfied with the pace of earnings improvement, we are starting to see some progress on our six key priorities evident by the recent results in our Color & Specialty Compounds segment. We have also made good progress in building a strong leadership team over the past year. My team and I are confident in our strategy and are committed to driving the foundational changes necessary to drive long term earnings growth. I look forward to reporting on further key priority improvements from our turnaround efforts as we complete the year.”

Additionally, Holt stated “We are realistic about the level of work and cultural change necessary for us to achieve our targeted improvements from our six key priorities.  We remain dedicated to these priority initiatives that will lead to organic sales growth coupled with a more efficient cost structure to improve profitability.”

Consolidated Results
Net sales were $291.7 million in the three-month period ended July 30, 2011 representing an 8% increase over the same period in the prior year. These results represent a 9% increase from price/mix partially offset by a 1% decrease in volume. The price/mix increase was primarily related to increases in selling prices to pass through increases in raw material costs and a product mix that included a greater amount of higher-priced product.

Gross margin per pound sold declined from 11.9 cents for the three months ended July 31, 2010 to 11.5 cents for the three months ended July 30, 2011 due primarily to higher costs.

Selling, general and administrative expenses were $17.7 million in the third quarter of 2011 compared to $26.7 million in the same period of the prior year. These amounts include $1.9 million of bad debt income in the third quarter of 2011 and $7.9 million of bad debt expense in the third quarter of 2010. We established reserves for two large customers in the third quarter of 2010 and in the third quarter of 2011 we recorded $2.1 million of income because of favorable developments of contingencies on two customer receivable balances.

Amortization of intangibles was $0.4 million in the third quarter of 2011 compared to $1.0 million in the same period of the prior year. The decrease reflects intangible assets which became fully amortized, coupled with the impact of intangible asset impairments recorded by the Company in the fourth quarter of 2010.

Restructuring and exit costs were $0.2 million in the third quarter of 2011 compared to $2.9 million in the same period of the prior year. Restructuring and exit costs are primarily comprised of employee severance, facility consolidation and shut-down costs, and fixed asset valuation adjustments for assets related to restructured facilities. The third quarter ended July 31, 2010 included $1.8 million of fixed asset valuation adjustments for assets related to restructured facilities.

Interest expense, net of interest income, was $2.8 million in both the third quarter of 2011 and 2010.

Income tax expense was $2.6 million in the third quarter of 2011 compared to a $2.4 million benefit in the third quarter of 2010. Income tax expense in the current year third quarter included a $1.5 million expense associated with the write-off of a deferred tax asset due to a change in state tax law which was partially offset by $0.8 million of income from discrete tax credits. The income tax benefit in the prior year third quarter reflected the loss reported in this period.

Excluding special items (restructuring and exit costs and debt extinguishment costs), we reported net earnings from continuing operations of $3.1 million or $0.10 per diluted share for the third quarter of 2011, compared to a net loss of $1.6 million or $(0.05) per diluted share in the same period of the prior year. The changes reflected the impact of items above.

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THIRD QUARTER 2011 EARNINGS

Cash flows from operations were $16.9 million for the third quarter of 2011 which included a $5.7 million decrease in working capital. Cash flows from operations were used to pay down $13.6 million in debt and fund $5.0 million of capital expenditures.

Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock - Net sales were $145.2 million for the three months ended July 30, 2011, representing an increase of 1% over the same period of the prior year which consisted of a 9% increase from price/mix offset by an 8% decrease in volume. The price/mix increase was mostly caused by increases in selling prices from the pass through of increases in raw materials costs and a greater mix of higher priced products. The decrease in underlying volume reflected a reduction in one customer's business activity for a material handling application. Absent this customer's decline, our sales volume was down slightly reflecting a decrease in sales volume of construction and building product sheet partially offset by additional sales volume to the agricultural market. Operating earnings excluding special items were $5.7 million for the three months ended July 30, 2011 compared to $0.9 million for the three months ended July 31, 2010. During the third quarter of 2011, the Company reported $1.4 million of income from reversal of bad debts expense which was part of $7.6 million bad debt expense reported in the third quarter of 2010 due to favorable developments on specific customers. Without the change in bad debts expense, operating earnings excluding special items decreased $4.2 million due to the lower sales volume and cost increases.

Packaging Technologies - Net sales were $65.0 million for the three months ended July 30, 2011, representing an increase of 7% over the same period of the prior year which consisted of a 15% increase from price/mix offset by an 8% decrease in volume. Price/mix was mostly caused by increases in selling prices from the pass through of increases in raw materials costs. The decrease in underlying volume reflected the impact of a loss of share at a food packaging customer and lower sales volume of graphic arts products. Operating earnings excluding special items were $6.9 million for the three months ended July 30, 2011 compared to $6.7 million for the three months ended July 31, 2010. The increase in operating earnings was due to lower depreciation and amortization expense from our prior year impairments and income resulting from resolving a customer return, which more than offset the impact of lower sales volume and cost increases.

Color & Specialty Compounds - Net sales were $81.5 million for the three months ended July 30, 2011, representing a 25% increase over the same period in the prior year. These results represented a 14% increase from price/mix coupled with an 11% increase in volume. The price/mix increase was mostly caused by increases in selling prices from the pass through of increases in raw materials costs and a product mix that included a greater percentage of higher priced products. The increase in underlying volume was due to a significant increase in sales to the commercial construction market, automotive sector of the transportation market and agricultural market. Operating earnings excluding special items were $3.6 million for the three months ended July 30, 2011 compared to operating earnings of $0.9 million in the same period of the prior year. The $2.7 million increase in operating earnings was due to the increase in sales volume, benefits from improvements on our key priorities and $0.8 million of lower bad debt expense from favorable developments on a contingency, which more than offset the impact of cost increases.

Outlook
The Company continues to emphasize a back to basics culture as it moves forward in the execution of its six key priorities.  Although we remain optimistic in the future earnings potential of our growth strategy and production capabilities, we believe recent economic volatility is indicative of slow and uncertain recovery in most of the markets we serve.  The current economic environment, coupled with a dynamic raw materials market, may impact our financial results for future periods.  We expect $0.18 to $0.20 earnings from continuing operations per diluted share excluding special items for 2011 and remain committed to providing value to our stockholders through the completion of our turnaround strategy and focus on sustainable growth.

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THIRD QUARTER 2011 EARNINGS

Special Items and Discontinued Operations
Restructuring and exit costs totaled $0.2 million during the third quarter of 2011 compared to $2.9 million in the same period of the prior year. Restructuring and exit costs are comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments. These costs resulted from the Company's improvement initiatives, which include an objective of reducing the Company's fixed portion of its cost structure. We expect to incur approximately $0.3 million of additional restructuring expenses for initiatives we previously announced.

Concurrent with the closing of our new credit facility in June 2010, the Company repaid its higher interest rate 6.82% 2006 Senior Notes from borrowings under the new facility. The Company recorded $0.7 million in non-cash write-offs of unamortized debt issuance costs from the extinguishment of its previous credit facility and the 2006 Senior Notes in the third quarter of 2010.

In the first nine months of 2010, we recognized a $4.4 million tax benefit related to tax restructuring of foreign operations that was excluded from our presentation of net earnings from continuing operations as a special, non-recurring item.

Discontinued operations include our former marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas, which were all shutdown in 2009 and the wheels and profiles businesses that were divested in 2009.

During 2009, the Company filed a proof of claim in Chemtura's Chapter 11 case, alleging losses for breach of contract, fixed asset write-offs, severance and other related facility closure costs. In the first quarter of 2011, the Company reached a final settlement agreement with Chemtura and obtained the approval of the Bankruptcy Court overseeing Chemtura's bankruptcy proceedings for the settlement of claim of $4.2 million in cash and equity in the newly organized Chemtura, which was subsequently sold, resulting in $4.8 million of total cash proceeds.

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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, September 8, 2011, to discuss Spartech's third quarter 2011 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 63210650. International callers may dial 706-679-7637.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this press release that are not purely historical, including statements that express the Company's belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks,

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uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(b)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(c)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(d)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(e)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(f)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(g)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(h)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(i)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(j)	Possible asset impairments

(k)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves

(l)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(m)	Our inability to develop and launch new products successfully

(n)	Possible weaknesses in internal controls

We assume no responsibility to update our forward-looking statements.

SPARTECH CORPORATION
THIRD QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	July 30,	July 31,	July 30,	July 31,
(Unaudited and dollars in thousands, except per share data)	2011	2010	2011	2010
Net sales	$291,716	$269,635	$809,050	$763,322
Costs and expenses
Cost of sales	265,051	241,706	736,902	677,680
Selling, general and administrative expenses	17,744	26,725	55,730	65,593
Amortization of intangibles	422	961	1,265	2,889
Restructuring and exit costs	174	2,902	1,550	5,168
Total costs and expenses	283,391	272,294	795,447	751,330
Operating earnings (loss)	8,325	(2,659)	13,603	11,992
Interest, net of interest income	2,784	2,799	8,041	9,566
Debt extinguishment costs	—	729	—	729
Earnings (loss) from continuing operations before income taxes	5,541	(6,187)	5,562	1,697
Income tax expense (benefit)	2,553	(2,361)	1,566	(3,754)
Net earnings (loss) from continuing operations	2,988	(3,826)	3,996	5,451
Net earnings (loss) from discontinued operations, net of tax	19	(43)	2,664	(123)
Net earnings (loss)	$3,007	$(3,869)	$6,660	$5,328
Basic earnings (loss) per share:
Earnings from continuing operations	$0.10	$(0.12)	$0.13	$0.18
Earnings (loss) from discontinued operations, net of tax	—	$—	0.09	(0.01)
Net earnings (loss) per share	$0.10	$(0.12)	$0.22	$0.17
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.10	$(0.12)	$0.13	$0.18
Earnings (loss) from discontinued operations, net of tax	—	$—	0.08	(0.01)
Net earnings (loss) per share	$0.10	$(0.12)	$0.21	$0.17

SPARTECH CORPORATION
THIRD QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	July 30,	October 30,
(Dollars in thousands, except share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,208	$4,900
Trade receivables, net of allowances of $3,571 and $3,404, respectively	147,175	134,902
Inventories, net of inventory reserves of $8,581 and $6,539, respectively	101,819	79,691
Prepaid expenses and other current assets, net	26,009	35,789
Assets held for sale	3,156	3,256
Total current assets	279,367	258,538
Property, plant, and equipment, net	207,620	211,844
Goodwill	87,921	87,921
Other intangible assets, net	13,294	14,559
Other long-term assets	4,002	4,279

Total assets	$592,204	$577,141
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$520	$880
Accounts payable	139,637	129,037
Accrued liabilities	32,486	34,112
Total current liabilities	172,643	164,029

Long-term debt, less current maturities	164,034	171,592

Other long-term liabilities:
Deferred taxes	46,045	42,648
Other long-term liabilities	6,374	5,866
Total liabilities	389,096	384,135
Stockholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,830,529 and 30,884,503 shares, respectively	24,849	24,849
Contributed capital	204,966	204,966
Retained earnings	16,696	10,036
Treasury stock, at cost, 2,301,317 and 2,247,343 shares, respectively	(50,828)	(52,730)
Accumulated other comprehensive income	7,425	5,885
Total stockholders’ equity	203,108	193,006

Total liabilities and stockholders’ equity	$592,204	$577,141

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THIRD QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Nine Months Ended
	July 30,	July 31,
(Unaudited and dollars in thousands)	2011	2010
Cash flows from operating activities
Net earnings	$6,660	$5,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,868	27,934
Stock-based compensation expense	2,200	2,905
Restructuring and exit costs	510	1,979
(Gain) loss on disposition of assets, net	67	(905)
(Benefit) provision for bad debt expense	(1,154)	7,893
Change in current assets and liabilities	(8,938)	(8,131)
Other, net	1,998	(1,864)
Net cash provided by operating activities	25,211	35,139
Cash flows from investing activities
Capital expenditures	(19,191)	(13,013)
Proceeds from the disposition of assets	420	2,884
Net cash used by investing activities	(18,771)	(10,129)
Cash flows from financing activities
Bank credit facility borrowings, net	(7,504)	39,100
Payments on notes and bank term loan	(378)	(87,582)
Payments on bonds and leases	(395)	(393)
Debt issuance costs	(1,558)	(1,174)
Stock-based compensation exercised	(299)	(180)
Net cash provided (used) by financing activities	(10,134)	(50,229)
Effect of exchange rates on cash and cash equivalents	2	60
Decrease in cash and cash equivalents	(3,692)	(25,159)
Cash and cash equivalents at beginning of year	4,900	26,925
Cash and cash equivalents at end of year	$1,208	$1,766

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Non-GAAP Reconciliations

Within this press release we have included operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP), net earnings (loss) from continuing operations (GAAP) to net earnings (loss) from continuing operations excluding special items (Non-GAAP) and net earnings (loss) from continuing operations per diluted share (GAAP) to net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP). Special items include restructuring and exit costs and a tax benefit on restructuring of foreign operations. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Nine Months Ended
	July 30,	July 31,	July 30,	July 31,
(unaudited and in thousands, except per share data)	2011	2010	2011	2010
Operating earnings (loss) (GAAP)	$8,325	$(2,659)	$13,603	$11,992
Restructuring and exit costs	174	2,902	1,550	5,168
Operating earnings excluding special items (Non-GAAP)	$8,499	$243	$15,153	$17,160
Net earnings (loss) from continuing operations (GAAP)	$2,988	$(3,826)	$3,996	$5,451
Restructuring and exit costs, net of tax	110	1,814	976	3,232
Debt Extinguishment costs, net of tax	—	456	—	456
Tax benefits from restructuring of foreign operations	—	—	—	(4,401)
Net earnings (loss) from continuing operations excluding special items (Non-GAAP)	$3,098	$(1,556)	$4,972	$4,738
Net earnings (loss) from continuing operations per diluted share (GAAP)	$0.10	$(0.12)	$0.13	$0.18
Restructuring and exit costs, net of tax	—	0.06	0.03	0.11
Debt Extinguishment costs, net of tax	—	0.01	—	0.01
Tax benefit on restructuring of foreign operations	—	—	—	(0.14)
Net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP)	$0.10	$(0.05)	$0.16	$0.16

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The following table reconciles operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	July 30, 2011			July 31, 2010
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$5,772	$(86)	$5,686	$344	$537	$881
Packaging Technologies	6,855	—	6,855	6,701	—	6,701
Color & Specialty Compounds	3,333	260	3,593	(1,459)	2,309	850
Corporate	(7,635)	—	(7,635)	(8,245)	56	(8,189)
Total	$8,325	$174	$8,499	$(2,659)	$2,902	$243